Exhibit 10.155

[***] DENOTES CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

INTEL/MICRON CONFIDENTIAL

MASTER AGREEMENT

BY AND BETWEEN

MICRON TECHNOLOGY, INC.

AND

INTEL CORPORATION

NOVEMBER 18, 2005

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5.4	Conditions to Obligations of Micron	18
5.5	Closing Deliverables of Micron	19
5.6	Closing Deliverables of Intel	19

ARTICLE 6	INDEMNIFICATION	20
6.1	Survival	20
6.2	Indemnification	20
6.3	Procedures	21
6.4	Specific Performance	22
6.5	Treatment of Indemnification Payments; Insurance Recoveries	22
6.6	Certain Additional Procedures	23
6.7	Remedies	23

ARTICLE 7	TERMINATION	23
7.1	Termination	23

ARTICLE 8	MISCELLANEOUS	24
8.1	Limitation of Liability	24
8.2	Exclusions and Mitigation	24
8.3	Notices	25
8.4	Waiver	25
8.5	Assignment	25
8.6	Third Party Rights	26
8.7	Choice of Law	26
8.8	Jurisdiction; Venue	26
8.9	Dispute Resolution	26
8.10	Headings	27
8.11	Entire Agreement	27
8.12	Severability	27
8.13	Counterparts	27
8.14	Expenses	27
8.15	Certain Interpretive Matters	27

Appendix A	Definitions

ii

MASTER AGREEMENT

This MASTER AGREEMENT (together with the Appendix hereto, this “Agreement”), dated as of the 18th day of November, 2005, is entered into by and between Intel Corporation, a Delaware corporation (“Intel”), and Micron Technology, Inc., a Delaware corporation (“Micron”).

RECITALS

A.                                   Micron currently designs, manufactures and produces NAND Flash Memory Products for use in various consumer electronics and other end applications.

B.                                     The manufacture of NAND Flash Memory Products requires the investment of significant financial resources to acquire and maintain leading-edge technology, manufacturing equipment and facilities.

C.                                     Micron desires to expand its portfolio of NAND Flash Memory Products by producing a greater variety of such products than it presently has the ability to offer and by increasing the volume of such products that it can offer.

D.                                    Intel desires to enter the marketplace for NAND Flash Memory Products by obtaining rights to design, manufacture and sell NAND Flash Memory Products that are manufactured pursuant to designs owned by Intel.

E.                                      To effectuate their desires, Intel and Micron (the “Parties”) desire to combine certain resources by making contributions to the capital of IM Flash Technologies, LLC, a Delaware limited liability company (the “Joint Venture Company”), for the collaborative manufacture (including by subcontract to Micron) and sale to the Parties of leading-edge NAND Flash Memory Products.

F.                                      The Parties desire to jointly invest in the Joint Venture Company to enable it to build and operate manufacturing facilities.

G.                                     The Parties desire to enter into various agreements with the Joint Venture Company, and with each other, to set forth the ongoing governance and operating relationships among the Parties and the Joint Venture Company relating to the business of the Joint Venture Company, all as contemplated by this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound do hereby agree as follows:

ARTICLE 1.
DEFINITIONS

1.1                                 Definitions.  Capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in Appendix A to this Agreement.

ARTICLE 2.
CONTRACTS PRIOR TO CLOSING; CONTRIBUTION OF ASSETS

2.1                                 Pre-Existing and Contemporaneously Executed Contracts Between the Parties.  On or prior to the date of this Agreement, the Parties have entered into the agreements listed on Schedule 2.1 of the Master Agreement Disclosure Letter (the “Pre-Existing and Contemporaneously Executed Agreements”).

2.2                                 Contracts to be Entered into by the Parties.  At the Closing, the Parties will enter into the agreements listed on Schedule 2.2 of the Master Agreement Disclosure Letter (the “Bilateral Agreements”).

2.3                                 Contracts to be Entered into by Intel and the Joint Venture Company.  At the Closing, Intel will enter into, and the Parties will cause the Joint Venture Company to enter into, the agreements listed on Schedule 2.3 of the Master Agreement Disclosure Letter (the “Intel Agreements”).

2.4                                 Contracts to be Entered into by Micron and the Joint Venture Company.  At the Closing, Micron will enter into, and the Parties will cause the Joint Venture Company to enter into, the agreements listed on Schedule 2.4 of the Master Agreement Disclosure Letter (the “Micron Agreements”).

2.5                                 Contracts to be Entered into by the Parties and the Joint Venture Company.  At the Closing, the Parties will enter into, and will cause the Joint Venture Company to enter into, the agreements listed on Schedule 2.5 of the Master Agreement Disclosure Letter (the “Trilateral Agreements”).

2.6                                 Contribution of Assets.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations, warranties and agreements set forth herein:

(A)                              Intel Contribution.  Intel shall contribute to the Joint Venture Company and the Joint Venture Company shall accept from Intel the Intel contribution specified in Appendix D to the Operating Agreement.

(B)                                Micron Contribution.  Micron shall contribute to the Joint Venture Company the Micron contribution specified in Appendix D to the Operating Agreement, including the contribution of the assets (the “Micron Contributed Assets”) identified in such Appendix D by conveyance, transfer, assignment and delivery to the Joint Venture Company of such Micron Contributed Assets, and the Joint Venture Company shall accept from Micron the Micron contribution specified in Appendix D to the Operating Agreement.

2.7                                 Assumption of Liabilities.  The Joint Venture Company shall not assume any liabilities, debts, obligations or duties of either Party of any kind or nature whatsoever, except to the extent such liabilities, debts, obligations or duties are expressly assumed by the Joint Venture Company under this Agreement or another Joint Venture Document.

2.8                                 Certain Prorations.

(A)                              Micron shall, or shall (if applicable) cause its subsidiaries to, pay minimum or basic rent under the personal property, real property and other equipment leases being assigned to the Joint Venture Company by Micron that are included in the Micron Contributed Assets through the end of the calendar month in which the Closing Date occurs, and the Joint Venture Company shall reimburse Micron for such rent accrued commencing with the Closing Date through the end of such month as part of the post-Closing proration.

(B)                                On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter, the water, gas, electricity and other utilities, common area maintenance reimbursements to lessors, local business or other transferable license or permit fees and other similar periodic charges payable with respect to the Micron Contributed Assets shall be prorated between Micron and the Joint Venture Company, with Micron bearing such costs and expenses attributable to the period prior to and including the Closing Date, and the Joint Venture Company bearing such costs and expenses attributable to the period after the Closing Date.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES

3.1                                 Intel Representations.  Intel represents and warrants to Micron as follows:

(A)                              Corporate Existence and Power.  Intel is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Intel has the requisite corporate power and authority to own, lease and operate its properties that it currently owns, leases or operates and to carry on its business as now conducted.  Intel is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to be so qualified or in good standing would not be reasonably expected to have a Material Adverse Effect.

(B)                                Authorization; Enforceability.  Intel has the requisite corporate power and authority to enter into this Agreement and the Joint Venture Documents to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery by Intel of this Agreement and the Joint Venture Documents to which it is a party and the performance by Intel of its obligations contemplated hereby and thereby have been duly authorized by Intel and do not violate the terms of the certificate of incorporation or bylaws of Intel.  This Agreement has been, and as of the Closing the Joint Venture Documents to which Intel is a party will have been, duly executed and delivered by Intel, and this Agreement constitutes, and as of the Closing each of the Joint Venture Documents to which Intel is a party will constitute, the valid and binding agreement of Intel, enforceable against Intel in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally.

(C)                                Governmental Authorization.  Except as disclosed in Schedule 3.1(C) of the Master Agreement Disclosure Letter, the execution, delivery and performance by Intel of this

Agreement and the Joint Venture Documents to which it is a party will not require any action by or in respect of, or filing with, any Governmental Entity.

(D)                               Non-Contravention; Consents.  Except as disclosed in Schedule 3.1(D) of the Master Agreement Disclosure Letter, the execution, delivery and performance by Intel of this Agreement and the Joint Venture Documents to which it is a party do not and will not (1) violate, in any material respect, any Applicable Law or Order, (2) require any filing with, or permit, consent or approval of, or the giving of any notice to (including under any right of first refusal or similar provision), any Person (including filings, consents or approvals required under any licenses or leases to which Intel or any of its subsidiaries is a party), (3) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any charter document of or any right or obligation of Intel or any of its subsidiaries or to a loss of any benefit to which Intel or any of its subsidiaries is entitled under, any agreement or other instrument binding upon Intel or any of its subsidiaries or that will be binding after the Closing on the Joint Venture Company, or (4) result in the creation or imposition of any Lien on any asset of Intel, any of its subsidiaries or the Joint Venture Company that, in the case of clauses (3) or (4), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(E)                                 Litigation.  Except as disclosed in Schedule 3.1(E) of the Master Agreement Disclosure Letter or as previously disclosed in Intel’s public filings pursuant to the Exchange Act, there is no action, suit, arbitration or administrative or other proceeding or investigation pending or, to Intel’s knowledge, threatened, against or affecting Intel or its subsidiaries or any of their respective properties that, if determined or resolved adversely to Intel or its subsidiaries, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(F)                                 Brokerage.  Intel has not dealt with any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions, and no finder, broker, investment banker or financial advisor is entitled to any brokerage, finders’ or other fees or commissions in connection with this Agreement or the negotiation looking toward the consummation of such transactions, based upon arrangements made by or on behalf of Intel.

3.2                                 Micron Representations.  Micron represents and warrants to Intel as follows:

(A)                              Corporate Existence and Power.  Micron is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Micron has the requisite corporate power and authority to own, lease and operate its properties that it currently owns, leases or operates and to carry on its business as now conducted.  Micron is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(B)                                Authorization; Enforceability.  Micron has the requisite corporate power and authority to enter into this Agreement and the Joint Venture Documents to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery by Micron of this Agreement and the Joint Venture Documents to which it is a party and the performance by Micron of its obligations contemplated hereby and thereby have been duly authorized by Micron and do not violate the terms of the certificate of incorporation or bylaws of Micron.  This Agreement has been, and as of the Closing the Joint Venture Documents to which Micron is a party will have been, duly executed and delivered by Micron, and this Agreement constitutes, and as of the Closing each of the Joint Venture Documents to which Micron is a party will constitute, the valid and binding agreement of Micron, enforceable against Micron in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally.

(C)                                Governmental Authorization.  Except as disclosed in Schedule 3.2(C) of the Master Agreement Disclosure Letter, the execution, delivery and performance by Micron of this Agreement and the Joint Venture Documents to which it is a party will not require any action by or in respect of, or filing with, any Governmental Entity.

(D)                               Non-Contravention; Consents.  Except as disclosed in Schedule 3.2(D) of the Master Agreement Disclosure Letter, the execution, delivery and performance by Micron of this Agreement and the Joint Venture Documents to which it is a party do not and will not (1) violate, in any material respect, any Applicable Law or Order, (2) require any filing with, or permit, consent or approval of, or the giving of any notice to (including under any right of first refusal or similar provision), any Person (including filings, consents or approvals required under any licenses or leases to which Micron or any of its subsidiaries is a party), (3) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any charter document of or any right or obligation of Micron or any of its subsidiaries or to a loss of any benefit to which Micron or any of its subsidiaries is entitled under, any agreement or other instrument binding upon Micron or any of its subsidiaries or that will be binding after the Closing on the Joint Venture Company, or (4) result in the creation or imposition of any Lien on any asset of Micron, any of its subsidiaries or the Joint Venture Company that, in the case of clauses (3) or (4) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(E)                                 Litigation.  Except as disclosed in Schedule 3.2(E) of the Master Agreement Disclosure Letter or as previously disclosed in Micron’s public filings pursuant to the Exchange Act, there is no action, suit, arbitration or administrative or other proceeding or investigation pending or, to Micron’s knowledge, threatened, against or affecting (1) the Contributed Real Property or the Other Contributed Property; or (2) Micron or its subsidiaries or any of their respective properties that, if determined or resolved adversely to Micron or its subsidiaries, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(F)                                 Real Property Contracts.

(1)                                  Schedule 3.2(F)(1) of the Master Agreement Disclosure Letter lists each of the following contracts and agreements of Micron that are in effect, or that are claimed by Micron as being in effect, with respect to any of the Contributed Real Property at the date of this

Agreement (collectively, the “Real Property Contracts”):  (a) each instrument creating a Lien on any of the Contributed Real Property; (b) each policy of fire, liability and other forms of insurance (excluding title insurance, errors and omissions insurance and directors and officers insurance) held by and/or covering the Lehi Site; and (c) all contracts and agreements with any Governmental Entity, to which Micron is a party, relating to the Lehi Site.

(2)                                  Except as disclosed on Schedule 3.2(F)(2) of the Master Agreement Disclosure Letter, to Micron’s knowledge, each Real Property Contract is in full force and effect according to its terms.

(3)                                  Except as disclosed on Schedule 3.2(F)(3) of the Master Agreement Disclosure Letter, Micron is not in breach, or default under, any Real Property Contract.  To Micron’s knowledge, no other party to any Real Property Contract is in breach thereof or default thereunder.  To Micron’s knowledge, no event or condition has occurred or exists which with the giving of notice or passage of time or both may become a default under any of the Real Property Contracts.

(G)                                Real Property.

(1)                                  Except as described in Schedule 3.2(G)(1) of the Master Agreement Disclosure Letter, there is no violation of any Applicable Law (including, without limitation, any building, planning or zoning law, but excluding any Environmental Law that is addressed in Section 3.2(J)) relating to any of the Contributed Real Property.  Micron has received no written notice that any Governmental Entity has determined that such violations currently exist.  In the event Micron receives, prior to the Closing, notice of any such violations affecting any of the Contributed Real Property prior to the Closing, Micron shall promptly notify Intel thereof.

(2)                                  Micron has made available to Intel true and complete copies of the documents identified in Schedule 3.2(G)(2) of the Master Agreement Disclosure Letter, which include among others the Municipal Services Agreements, certain audits prepared for or by Micron, including  Phase I and Phase II reports, and other specified documents listed in Schedule 3.2(G)(2) of the Master Agreement Disclosure Letter relating to the Contributed Real Property.

(3)                                  Except for the Liens set forth on Schedule 3.2(G)(3) of the Master Agreement Disclosure Letter (collectively, the “Permitted Liens”), Micron is in peaceful and undisturbed possession of the Contributed Real Property and there are no contractual restrictions that preclude or restrict the use thereof for the purposes currently contemplated by the Joint Venture Company.  Micron has received no notice of any pending or, to the knowledge of Micron, threatened or contemplated action by any Governmental Entity having the power of eminent domain, which reasonably should be expected to result in any part of the Contributed Real Property being taken by condemnation or conveyed in lieu thereof.

(4)                                  There are no material adverse physical conditions affecting any of the Lehi Site, or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of any of the Lehi Site that would cause the Lehi Site or such facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty to be unsuitable for its respective current uses.

(5)                                  Micron owns fee simple title to the Contributed Real Property free and clear of all Liens other than Permitted Liens.  Micron has not leased any parcel or any portion of any parcel of the Contributed Real Property to any third party.  Micron has not agreed to encumber any portion of the Contributed Real Property.  If Micron has granted a Lien in favor of any lender upon any portion of the MTV Site, then, within fifteen (15) days of the execution of this Agreement, Micron agrees to obtain a non-disturbance agreement from such lender containing terms and conditions reasonably acceptable to Intel.  No prior options or rights of first refusal have been granted by Micron to any third parties to purchase or lease any interest in the Contributed Real Property, or any part thereof, which are effective as of the date hereof.  Micron is not indebted to any contractor, laborer, mechanic, materialman, architect or engineer for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Lehi Site for which any person could claim a Lien against the Lehi Site, except as set forth on Schedule 3.2(G)(5) of the Master Agreement Disclosure Letter.

(6)                                  Except as set forth on Schedule 3.2(G)(6) of the Master Agreement Disclosure Letter, Micron has received no written notice of any dispute involving or concerning the location of the boundary lines and corners of any of the Contributed Real Property, and, to the knowledge of Micron, there are no encroachments on any of the Contributed Real Property.

(7)                                  All of the personal property listed on Schedule 3.2(G)(7) of the Master Agreement Disclosure Letter, which Schedule 3.2(G)(7) may be modified prior to Closing as mutually agreed to by the Parties, is, as of the date hereof, and will be on the Closing Date, owned by Micron, free and clear of all Liens, and located on the Contributed Real Property.

(8)                                  Schedule 3.2(G)(8) of the Master Agreement Disclosure Letter accurately identifies the policies of title insurance, and riders and endorsements, issued effective upon Micron’s acquisition of fee simple title to the Contributed Real Property (the “Micron Title Insurance Policies”).  Micron has provided the Joint Venture Company with true and complete copies of the Micron Title Insurance Policies.  To Micron’s knowledge, each of the Micron Title Insurance Policies is, and as of the Closing will be, in full force and effect according to its terms.

(H)                               Approvals, Obligations, Permits and Licenses.

(1)                                  Schedule 3.2(H) of the Master Agreement Disclosure Letter lists all material Governmental Entity approvals, permits, licenses or contractual obligations relating to the Lehi Site that will transfer to or be obtained by the Joint Venture Company.

(2)                                  To the knowledge of Micron, it operates the Contributed Real Property with all required material Governmental Entity approvals, permits and licenses, excluding Environmental Permits (which are addressed by Section 3.2(J)), and, with respect to the Contributed Real Property, is in compliance with all material terms and has fulfilled, or is timely fulfilling, all material contractual obligations to any Governmental Entity or its designee.

(I)                                    Warranties and Representations Respecting Water Rights and Water Supply System.

(1)                                  Micron is the sole record and beneficial owner of the Water Rights and the Water System, which it owns free and clear of Liens.

(2)                                  The Utah State Division of Water Rights has approved non-use of Water Rights 55-8976 and 55-8981 until August 31, 2008.  The Utah Division of Water Rights has also granted an extension of time for Change Application a19136 to August 31, 2006 within which to submit proof of beneficial use or request a further extension of time.  Water Right No. 55-9159 (A70333) is a pending unapproved application to appropriate 6 cfs or 2,000 acre feet of water for non-consumptive use.  This application has been protested and is, as of the date of this Agreement, awaiting an administrative hearing before the Utah State Engineer.

(3)                                  Micron has received no notice from any third Person of any Lien on the Water Rights or the Water Supply System.

(4)                                  Since January 1, 1990, to the knowledge of Micron, the Water Rights have been either continuously, fully and beneficially used, or the subject of an application for non-use approved by the Utah State Engineer, and Micron has received no notices from any third party or Governmental Entity asserting any claim or position to the contrary.

(J)                                   Environmental.

(1)                                  Except as set forth on Schedule 3.2(J)(1) of the Master Agreement Disclosure Letter, there have not been, since the time Micron or any of its Affiliates have owned the respective Contributed Real Property, any unauthorized releases of Hazardous Substances on or from the Contributed Real Property that would constitute a Material Adverse Environmental Effect, regardless of whether such spills or releases were reported to any Governmental Entity.

(2)                                  Except as set forth on Schedule 3.2(J)(2) of the Master Agreement Disclosure Letter, there have been no orders, judgments, injunctions, rulings, decrees, directives, notices of violation or other decisions of any Governmental Entity against or issued to Micron under or with respect to any Environmental Laws pertaining to the Contributed Real Property during the lesser of (a) the last five (5) years and (b) the time Micron or any of its Affiliates owned the respective Contributed Real Property that would cause a Material Adverse Environmental Effect; nor is there any pending or, to the knowledge of Micron, threatened action, suit or proceeding, or, to the knowledge of Micron, investigation, or inquiry by or before any Governmental Entity under any Environmental Laws relating to any of the Contributed Real Property that would cause a Material Adverse Environmental Effect nor, to the knowledge of Micron, are there any existing grounds on which any such action, suit, investigation, inquiry or proceeding could reasonably be commenced that would cause a Material Adverse Environmental Effect.

(3)                                  Except as set forth on Schedule 3.2(J)(3) of the Master Agreement Disclosure Letter, all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by Micron under any Environmental Laws (collectively, “Environmental Permits”) with respect to any portion of the Contributed Real Property, including without limitation, those relating to the treatment, storage, disposal or release of a Hazardous Substance or solid waste into the environment or construction of facilities, have been duly obtained or filed, except where the failure to obtain or file would not cause a Material Adverse Environmental Effect.  Micron is in material compliance with the terms and conditions of all Environmental Permits with respect to the Contributed Real Property, and all Environmental Permits with respect to the Contributed Real Property were issued, to the knowledge of Micron, by a Governmental Entity and have the force and effect of the laws under which they were issued.

(4)                                  Micron is in compliance with all Environmental Laws with respect to the Contributed Real Property, except where such noncompliance would not have a Material Adverse Environmental Effect.

(5)                                  Except as set forth in Schedule 3.2(J)(5) of the Master Agreement Disclosure Letter, Micron has not received any claim, order, notice, action, suit, arbitration, or proceeding under Environmental Laws related to Hazardous Substance generated at or from any of the Contributed Real Property that would cause a Material Adverse Environmental Effect.

(K)                               The Joint Venture Company.  Prior to Closing, the Joint Venture Company will have been formed as a limited liability company, and immediately prior to closing, the Joint Venture Company will be validly existing and in good standing under the laws of the State of Delaware.

(L)                                 Capitalization of the Joint Venture Company.  The Joint Venture Company has not engaged in any operations, made any commitments or acquired any assets prior to the Closing, except that, immediately prior to Closing, Micron shall be the sole Member of, and shall hold all of the Interests in the Joint Venture Company.  Except for the Interest held by Micron immediately prior to Closing, and the Interests to be held by Intel and Micron upon the Closing as contemplated by the Operating Agreement, at Closing there will be no other securities of the Joint Venture Company, including outstanding options, warrants, calls, subscriptions, commitments or plans by the Joint Venture Company to issue any additional Interests, to make any distributions to its Members or to purchase, redeem or retire any outstanding Interest, nor will there be outstanding any securities or obligations that are convertible into or exchangeable for any Interest or other securities of the Joint Venture Company.  Upon the Closing, each of Intel and Micron will acquire good and valid title to its respective Interest in the Joint Venture Company, free and clear of all Liens.

(M)                            Assigned Contracts.  The Assigned Contracts are listed on Schedule 3.2(M) of the Master Agreement Disclosure Letter, which Schedule 3.2(M) may be amended prior to Closing as agreed to by both Parties.  True and correct copies of each Assigned Contract have been provided to Intel.  Each Assigned Contract is a valid, binding and enforceable agreement of Micron and, to the knowledge of Micron, the other parties thereto.  There has not occurred any default under any Assigned Contract (other than Real Property Contracts, under which there has been no default) on the part of Micron nor, to the knowledge of Micron, on the part of the other parties thereto that would reasonably be expected to have a Material Adverse Effect.  No event has occurred which, with the giving of notice or the lapse of time, or both, would constitute any default under any Assigned Contract (other than Real Property Contracts) on the part of Micron nor, to the knowledge of Micron, on the part of the other parties thereto that would reasonably be expected to have a Material Adverse Effect.  Except as indicated on Schedule 3.2(M) of the Master Agreement Disclosure Letter, no consent of any party to any Assigned Contract is required in order to (i) permit the execution, delivery or performance of this Agreement, (ii) consummate of the transactions contemplated hereby, or (iii) sell, transfer or deliver the Micron Contributed Assets.  The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, the sale, transfer and delivery of the Micron Contributed Assets and the assumption of the liabilities to be assumed by the Joint Venture Company will not result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with, or result in a modification of, any Assigned Contract, where such breach, default, conflict or modification would reasonably be expected to have a Material Adverse Effect.

(N)                               Brokerage.  Micron has not dealt with any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions, and no finder, broker, investment banker or financial advisor is entitled to any brokerage, finders’ or other fees or commissions in connection with this Agreement or the negotiation looking toward the consummation of such transactions, based upon arrangements made by or on behalf of Micron.

(O)                               Contractual and Governmental Obligations.  As of the date immediately prior to Closing, Micron will be in compliance with all Contractual Obligations with any third party or Governmental Entity, and of any condition of any license, permit, consent or approval of a third party to the extent that failure to be in compliance would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(P)                                 Infrastructure. Except as set forth on Schedule 3.2(P) of the Master Agreement Disclosure Letter, all natural gas, electricity and water delivery improvements, and all sewer and storm water facilities necessary to serve the improvements as they currently exist on the Contributed Real Property have been installed and are currently serving such improvements.

3.3                                 Reliance by the Joint Venture Company.  The Parties hereby agree that, to the extent any of the representations and warranties of Intel and Micron set forth in Section 3.1 and Section 3.2, respectively, relates to any Joint Venture Document to which the Joint Venture Company is or shall be a party, such representations and warranties shall be deemed to have been made to the Joint Venture Company; provided, however, that (1) if the Joint Venture Company pursues any cause of action against Micron for an alleged breach of representation or warranty, and a court of final jurisdiction denies the claim made by the Joint Venture Company, Intel shall reimburse the Joint Venture Company for all costs associated with pursuing such action and (2) if the Joint Venture Company pursues any cause of action against Intel for an alleged breach of representation or warranty, and a court of final jurisdiction denies the claim made by the Joint Venture Company, Micron shall reimburse the Joint Venture Company for all costs associated with pursuing such action.

ARTICLE 4.
COVENANTS

4.1                                 Exclusive Dealing.  During the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither of the Parties will, nor will they permit any of their respective subsidiaries or any of their, or their subsidiaries’, respective officers, directors, employees or agents or other representatives (including financial advisors, attorneys and consultants), acting on behalf of such Party, to take any action to enter into any contract or agreement that would be prohibited under the terms of any of the Joint Venture Documents listed on Schedule 2.4 of the Master Agreement Disclosure Letter assuming for the purposes of this Section 4.1, such Joint Venture Documents were in full force and effect, but recognizing that the Joint Venture Company does not exist as of the date of this Agreement and does not have any capacity to manufacture NAND Flash Memory Products.

4.2                                 Reasonable Efforts.  Each of Intel and Micron will cooperate and use its reasonable efforts to take, or cause to be taken, all appropriate actions (and to make, or cause to be made, all filings necessary, proper or advisable under Applicable Law) to consummate and make effective the transactions contemplated by this Agreement and the Joint Venture Documents, including its reasonable efforts to obtain, as promptly as practicable, all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts, as are necessary for the consummation of the transactions contemplated by this Agreement and the Joint Venture Documents and to fulfill the conditions in Article 5 of this Agreement.

4.3                                 Governmental Filings.  Subject to Applicable Laws, prior to the making or submission of any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal by or on behalf of either Party in connection with proceedings under or relating to the HSR Act or any other applicable Competition Law, Intel and Micron will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals.  In this regard but without limitation, each Party hereto shall promptly inform the other of any material communication between such Party and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other federal, foreign or state antitrust or competition Governmental Entity regarding the transactions contemplated by this Agreement.  Nothing in the Agreement, however, shall require or be construed to require any Party hereto, in order to obtain the consent or successful termination of any review of any such Governmental Entity regarding the transactions contemplated by this Agreement, to (i) sell or hold separate, or agree to sell or hold separate, before or after the Closing Date, any assets, businesses or any interests in any assets or businesses, of such Party or any of its Affiliates (or to consent to any sale, or agreement to sell, any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by such Party of any assets or businesses, or (ii) enter into any agreement or be bound by any obligation that, in such Party’s good faith judgment, may have an adverse effect on the benefits to such Party of the transactions contemplated by this Agreement.

4.4                                 Access to Properties and Records.  From the date of this Agreement through the Closing, Micron shall afford representatives of Intel reasonable access to the Lehi Site and the MTV Site, and books and records reasonably related to the contemplated operations of the Joint Venture Company, during normal business hours, so that Intel has a full opportunity to investigate the Micron Contributed Assets; provided, however, that such investigation shall be at reasonable times and upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Micron.

4.5                                 Further Assurances.  From time to time, as and when requested by any Party, the other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as the Parties may reasonably agree are necessary or desirable to consummate the transactions contemplated by this Agreement.

4.6                                 Transfer Taxes.  Each of the Parties shall pay all of the costs and expenses of all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and governmental filing and permit fees that are incurred by such Party or by the Joint Venture Company in connection with the transfer or conveyance of any property to the Joint Venture Company as contemplated by this Agreement and the Joint Venture Documents.

4.7                                 Confidentiality.  The disclosure and exchange of Confidential Information (as defined in the CNDA) between the Parties is governed solely by the terms of the CNDA.  At the Closing, the Parties and the Joint Venture Company will sign a confidentiality agreement governing their respective confidentiality obligations with respect to the Joint Venture Company and its transactions.

4.8                                 Press Releases.  The Parties agree that, following the signing of this Agreement, the Parties shall issue a joint press release, the text of which shall have been pre-approved in writing by Micron and Intel.  Prior to the issuance of such joint press release announcing the execution of this Agreement, neither Party shall make any public disclosure, announcement or statement with respect to this Agreement, the Joint Venture Documents or the Joint Venture Company or any of the transactions contemplated by this Agreement or the Joint Venture Documents.  Following the issuance of such joint press release, and subject to the terms and conditions of the CNDA, each Party shall be free to reuse the information contained in the joint press release.

4.9                                 Legally Compelled Disclosures.  In the event that a Party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose any of the Joint Venture Documents where such disclosure would be in contravention of the provisions of this Agreement, the CNDA or the Confidentiality Agreement, the Party may make such disclosure but subject to the provisions of this Section 4.9.  The Party required to make such disclosure shall provide the other Party with prompt written notice of the requirement to make such disclosure before making such disclosure and will use its reasonable efforts to cooperate fully with the other Party to seek a protective order, confidential treatment, or other appropriate remedy with respect to the disclosure.  In such event, the disclosing Party shall furnish for disclosure only that portion of the information that is legally required to be disclosed and shall exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information to the extent reasonably requested by the other Party and to the maximum extent possible under Applicable Law.  The disclosing Party agrees that it will provide the other Party with drafts of any documents or other filings in which it is required to disclose this Agreement, the other Joint Venture Documents or any other confidential information subject to the terms of this Agreement at least two (2) Business Days prior to the filing or disclosure thereof for any matter to be filed with the Commission on Form 8-K and at least five (5) Business Days prior to the filing or disclosure for any other matter required to be filed with the Commission or any other Governmental Entity, and that it will make any changes to such materials as reasonably requested by the other Party to the extent permitted by law or any rules and regulations of the Commission or any other Governmental Entity, as applicable.

4.10                           Ownership Interest.  Prior to the Closing, Micron shall not transfer or agree to transfer any interest in the Joint Venture Company to any Person.

4.11                           Continuity and Maintenance of Operations.  Commencing with the date first above written and ending as of the date of Closing, each Party agrees to use reasonable efforts consistent with past practice and policies to (i) preserve intact in all material respects that portion of its present business operations expected to be made available (through services agreements or otherwise) or contributed to the Joint Venture Company at the time of Closing, (ii) maintain in all material respects the services of such Party’s employees who are reasonably expected to render full-time service to the Joint Venture Company as seconded employees or who are otherwise expected to be an integral part of the services to be provided by such Party to the Joint Venture Company, and (iii) preserve in all material respects its relationships with suppliers, licensors, licensees, and others having material business relationships in connection with that portion of its business operations expected to be made available (through services agreements or otherwise) or contributed to the Joint Venture Company at the time of Closing.

4.12                           Certain Deliveries and Notices.  From the date of this Agreement until the Closing, each Party shall promptly inform in writing the other Party of (i) any event or occurrence that could be reasonably expected to have a Material Adverse Effect on its ability to perform its or their obligations under any of the Joint Venture Documents or in the reasonable opinion of the Party, the ability of the Joint Venture Company to conduct its business as contemplated in the Initial Business Plan, or (ii) any breach that cannot or will not be cured by the Closing or failure to satisfy any condition or covenant, if such failure cannot or will not be cured by the Closing, contained herein or in any other Joint Venture Document by such Party.

4.13                           Non-solicitation of Employees.

(A)                              During the Joint Venture Company Non-Solicitation Period and subject to Section 4.13(D), neither Party shall, without the prior written consent of the other Party, directly or indirectly recruit or solicit any employee of the Joint Venture Company or any of its subsidiaries (“Restricted Employees” for purposes of this subsection (A) and subsection (G)) to leave his or her employment with the Joint Venture Company or such subsidiary.

(B)                                In addition to the foregoing, during the Facilities Company Employee Non-Solicitation Period and subject to Section 4.13(D), neither Party shall, without the prior written consent of the other Party, directly or indirectly recruit or solicit any employee of a Facilities Company (“Restricted Employees” for purposes of this subsection (B) and subsection (G)) to leave his or her employment with such Facilities Company.

(C)                                In addition to the foregoing, during the Facility Employee Non-Solicitation Period and subject to Section 4.13(D), neither Party shall, without the prior written consent of the other Party, directly or indirectly recruit or solicit any employee of a Facility (“Restricted Employees” for purposes of this subsection (C) and subsection (G)) to leave his or her employment with such Facility.

(D)                               If the entire Interest held by one Party is purchased by the other Party, or its designee, (1) the selling Party, for a period of [***] after the closing of such purchase, shall not, without the prior written consent of the other Party, directly or indirectly recruit or solicit any employee of the Joint Venture Company, any of its subsidiaries or any Facilities Company (“Restricted Employees” for purposes of this subsection (D) and subsection (G)) to leave his or her employment with the Joint Venture Company, such subsidiary or such Facilities Company and (2) the obligations of both Parties pursuant to Sections 4.13(A), 4.13(B) and 4.13(C) shall cease.

(E)                                 Prior to the Closing and for [***] thereafter, neither Party may, without the prior written consent of the other Party, directly or indirectly recruit or solicit any employee of the other Party whose name appears on Schedule 4.13(E) of the Master Agreement Disclosure Letter (“Restricted Employees” for purposes of this subsection (E) and subsection (G)) to leave his or her employment with the other Party.

(F)                                 Prior to the first to occur of (1) the termination of this Agreement without the Closing having occurred, (2) a Liquidating Event or (3) the purchase by one Party of the entire Interest held by the other Party, neither Party nor any of either Party’s Affiliates may, without the prior written consent of the other Party, directly or indirectly recruit or solicit any [***] employed by the other Party or any of its Affiliates (“Restricted Employees” for purposes of this subsection (F) and subsection (G)) to leave his or her employment with the employing Party and join any group, team or other organization of the soliciting Party engaging in the [***], [***] or [***] or [***] of [***] (an “[***] Group”).  Any Restricted Employee hired by the hiring Party to work in any of the hiring Party’s group, team or other organization other than an [***] Group shall not be transferred to, or consulted with or included in any discussion involving, [***] or an [***] Group for a period of [***], except that consulting on the inclusion of [***] into or onto another product that is not a [***] product is not prohibited; provided, however, that the foregoing shall not relieve a Restricted Employee of any confidentiality obligations that he or she may owe to a Party.  Notwithstanding the foregoing provisions of this Section 4.13(F), if the Product Designs Development Agreement is terminated, the obligations contained in this Section 4.13(F) will expire [***] after such termination and be of no further force and effect.

(G)                                Neither the placement of employment advertisements or other general solicitation for employees not specifically targeted to Restricted Employees by any means, including through the use of hiring agencies or through employees of each Party who are unaware of the prohibitions against the solicitation of the Restricted Employees shall be a recruitment or solicitation prohibited by this Section 4.13 provided that any such hiring agencies and employees are not instructed by persons who knew about the prohibition on the solicitation of the Restricted Employees to solicit for hire Restricted Employees.  In addition, nothing herein shall prevent either Party from recruiting, offering to hire or hiring Restricted Employees who contact the Party on their own initiative, and in such event there shall be no restriction on where such Restricted Employee may work; provided, however, that the foregoing shall not relieve a Restricted Employee of any confidentiality obligations that he or she may owe to a Party.  If a Party inadvertently violates the prohibition against the solicitation of Restricted Employees, such Party must, as soon as it is aware it has committed a violation of this section, either withdraw any offer to the solicited individual or ensure that such person, if hired, is subject to the restrictions described in the second to last sentence of Section 4.13(F), in which event such inadvertent action shall not be deemed to be a breach of this Section 4.13 so long as there is no repetitive pattern of such actions.

4.14                           Initial Business Plan.  The Parties shall work in good faith to prepare a mutually acceptable Initial Business Plan prior to the Closing.

4.15                           Title.  Micron covenants that during the term of this Agreement, Micron, without cost to the Joint Venture Company, will diligently present and prosecute claims under the Micron Title Insurance Policies with respect to any claim, action, loss or damage that the Joint Venture Company may assert against Micron, to the extent the Joint Venture Company’s claims against Micron are covered by the Micron Title Insurance Policies.  Micron agrees to pay over to the Joint Venture Company any proceeds paid to Micron in respect of Micron’s claims asserted under the Micron Title Insurance Policies; provided however, that notwithstanding anything herein to the contrary, the right granted to the Joint Venture Company under this Section 4.15 to receive such payment or the Joint Venture Company’s receipt of such payment shall not in any manner limit any rights or remedies the Joint Venture Company may otherwise have against Micron with respect to claims to which right of payment or payment is attributable, except to the extent of any amounts actually received under the Micron Title Insurance Policies.

4.16                           Water Rights.

(A)                              Change and Perfection.  Micron agrees to publicly support, and shall not protest, any application for the change of the Water Rights for use in connection with the Lehi Land, and for the business of the Joint Venture Company thereon, to the extent the proposed change implements and is consistent with the terms and conditions of the Reciprocal Easement and License Agreement, and Micron and further agrees to cooperate with the Joint Venture Company in perfecting any such pending or future change application, including without limitation, Change Application No. a19136.

(B)                                Report of Water Right Conveyance.  Upon occurrence of the Transfer, Micron agrees to cooperate with the Joint Venture Company in the preparation of a Report of Water Right Conveyance relating to the Water Rights and the processing thereof with the Utah Division of Water Rights.

4.17                           Completion of Work.  Commencing promptly after the date hereof, Micron shall use commercially reasonable efforts to cause to be prepared a survey in accordance with Section 5 of the reciprocal easement agreement that is attached to the Lehi Lease, and to complete the Subdivision Work (as defined in the Lehi Lease) in accordance with Section 1.2 of the Lehi Lease.

4.18                           Tax Matters.  The Parties shall cooperate in a good faith, commercially reasonable manner to maximize tax benefits or minimize tax costs of the Joint Venture Company (and any Facilities Company), and of the Parties or their Affiliates with respect to the activities of the Joint Venture Company (and any Facilities Company), consistent with the overall goals of the Joint Venture Documents.  Such cooperation may include, but shall not be limited to, amending one or more of the Joint Venture Documents or seeking a ruling from a taxing authority; provided, however, that neither of the Parties shall be required to consent to amend any of the Joint Venture Documents or take other action that such Party reasonably determines is not commercially reasonable, and; provided, further, that if one Party (and its Affiliates) is not likely (based on reasonable assumptions and projections) to benefit directly or indirectly from an action requested by the other Party pursuant to this Section 4.18, then the Parties shall use good faith commercially reasonable efforts to enter into an agreement requiring the requesting Party to reimburse the other Party for the reasonable out-of-pocket costs incurred by that other Party to effect the change desired by the requesting Party, and the other Party shall not be required to incur such costs until such an agreement has been entered into.

4.19                           Supply Agreements  The Parties acknowledge that, at the Closing, they each will enter into Supply Agreements with the Joint Venture Company pursuant to which each such Member shall purchase from the Joint Venture Company, and the Joint Venture Company shall supply to each such Member, a percentage of the Joint Venture Company’s output of Products equal to such Member’s Sharing Interest.  The Parties will work in good faith to promptly determine the specific methodology for the sharing of such Joint Venture Company output based upon such Sharing Interest, which, if determined before the Closing, will be implemented immediately following Closing.

ARTICLE 5.
CLOSING

5.1                                 Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Gibson, Dunn & Crutcher LLP, 1881 Page Mill Road, Palo Alto, California 94304 or at such other place as the Parties may agree and shall occur on or before the third (3rd) Business Day after all of the conditions set forth in Sections 5.2, 5.3 and 5.4 are first satisfied or properly waived, except as mutually agreed by the Parties, including any such agreement made to facilitate Closing at the end of Micron’s fiscal month.

5.2                                 Conditions to the Obligations of the Parties.  The respective obligations of the Parties under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to Closing, of the conditions that:

(A)                              there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree of any Governmental Entity (an “Order”) the effect of which prohibits the Closing, and no litigation, arbitration, investigation or administrative proceeding seeking to enjoin, restrict or prevent the consummation of the transactions contemplated by this Agreement or any of the Joint Venture Agreements, or seeking to prohibit or limit the ability of the Joint Venture Company, Intel or Micron to conduct the business contemplated by the Joint Venture Agreements, shall be pending before any Governmental Entity;

(B)                                the Parties shall have caused the Joint Venture Company to obtain all property insurance and other insurance policies, effective as of the Closing, as set forth on Schedule 5.2(B) of the Master Agreement Disclosure Letter, which insurance coverage may be provided through one or more insurance policies of a Member;

(C)                                the Annexation and Development Agreement and the Economic Development Agreement each shall have been assigned to, and assumed by, the Joint Venture Company;

(D)                               all required waiting periods under the HSR Act shall have expired or been terminated, any filings or approvals required to be made or obtained under any foreign antitrust, competition or fair trade laws or regulations shall have been made or obtained, and any required waiting periods under any foreign antitrust, competition or fair trade laws or regulations shall have expired or been terminated; in each case without the imposition of any conditions;

(E)                                 no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States federal or state or foreign court or United States federal or state or foreign Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated by this Agreement or the Joint Venture Documents; and

(F)                                 the Parties shall have approved the Initial Business Plan, including the [***] Budget and the [***] Budget, of the Joint Venture Company through the first three (3) years of operation of the Joint Venture Company.

5.3                                 Conditions to the Obligations of Intel.  The obligations of Intel under this Agreement to consummate the transactions contemplated hereby will be further subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by Intel at its option:

(A)                              Accuracy of Representations and Warranties.  The representations and warranties of Micron contained in this Agreement that are subject to qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or Material Adverse Environmental Effect shall be true and correct, and all other representations and warranties of Micron contained in this Agreement shall be true and correct in all material respects, both on and as of the date of this Agreement and at and as of the Closing (with the same force and effect as if made anew at and as of the Closing), except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date.  For the purposes of this Section 5.3(A) only, the term “Material Adverse Environmental Effect” as used in a qualification or exception to any representations and warranties contained in this Agreement shall be deemed to mean “Material Adverse Effect,” as defined in this Agreement.

(B)                                Compliance with Covenants.  All covenants of Micron contained in this Agreement and the Joint Venture Documents that are to be performed and complied with by Micron at or before the Closing shall have been performed and complied with in all material respects.

(C)                                Consents.  Each of the governmental and other approvals, consents or waivers identified with an asterisk on Schedule 3.2(C) and Schedule 3.2(D) of the Master Agreement Disclosure Letter as being a condition of the Closing, shall have been obtained on terms and conditions that are reasonably satisfactory to Intel.

(D)                               Delivery of Agreements by or on Behalf of Micron.  Micron shall have duly executed and delivered to the Joint Venture Company or Intel, as the case may be, each of the Joint Venture Documents to which Micron is a party, and each such Joint Venture Document shall be in full force and effect without any event having occurred or condition existing that constitutes, or with the giving of notice or the passage of time (or both) would constitute, a material default under or material breach of such Joint Venture Document by Micron.

(E)                                 Initial Capital Contribution.  Micron shall have made its initial Capital Contribution to the Joint Venture Company as contemplated in Section 2.1(B) of the Operating Agreement.

(F)                                 Formation of Joint Venture Company.  Micron shall have formed the Joint Venture Company as a limited liability company under the laws of the State of Delaware, and the Joint Venture Company shall be validly existing and in good standing as of the Closing.

(G)                                Approval of Intel Executive Officer.  Micron shall have consented to the individual seconded by Intel to serve as the Joint Venture Company’s initial Intel Executive Officer in accordance with Section 8.1 of the Operating Agreement.

(H)                               Bills of Conveyance.  Micron shall have delivered to the bills of sale and conveyance listed on Schedule 5.3(H) of the Master Agreement Disclosure Letter, each duly executed by Micron.

5.4                                 Conditions to Obligations of Micron.  The obligations of Micron under this Agreement to consummate the transactions contemplated hereby will be further subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by Micron at its option:

(A)                              Accuracy of Representations and Warranties.  The representations and warranties of Intel contained in this Agreement that are subject to qualifications and exceptions contained therein relating to materiality or Material Adverse Effect shall be true and correct, and all other representations and warranties of Intel contained in this Agreement shall be true and correct in all material respects, both on and as of the date of this Agreement and at and as of the Closing (with the same force and effect as if made anew at and as of the Closing), except where such failure to be true and correct will not result in a Material Adverse Effect and except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date.

(B)                                Compliance with Covenants.  All covenants of Intel contained in this Agreement and the Joint Venture Documents that are to be performed and complied with by Intel at or before the Closing shall have been performed and complied with in all material respects.

(C)                                Consents.  Each of the governmental and other approvals, consents or waivers identified with an asterisk on Schedule 3.1(D) of the Master Agreement Disclosure Letter as being a condition of the Closing, shall have been obtained on terms and conditions reasonably satisfactory to Micron.

(D)                               Delivery of Agreements by or on Behalf of Intel.  Intel shall have duly executed and delivered to the Joint Venture Company or Micron, as the case may be, each of the Joint Venture Documents to which Intel is a party, and each such Joint Venture Document shall be in full force and effect without any event having occurred or condition existing that constitutes, or with the giving of notice or the passage of time (or both) would constitute, a material default under or material breach of such Joint Venture Document by Intel.

(E)                                 Initial Capital Contribution.  Intel shall have made its initial Capital Contribution to the Joint Venture Company as contemplated in Section 2.1(A) of the Operating Agreement.

(F)                                 Approval of Micron Executive Officer.  Intel shall have consented to the individual seconded by Micron to serve as the Joint Venture Company’s initial Micron Executive Officer in accordance with Section 8.2 of the Operating Agreement.

5.5                                 Closing Deliverables of Micron.  At the Closing, Micron shall deliver or cause to be delivered:

(A)                              to the Joint Venture Company or Intel, as the case may be, counterparts of each of the Joint Venture Documents to which Micron is a party, each duly executed by Micron;

(B)                                to Intel, a certificate of Micron, dated as of the Closing Date and signed by an authorized officer of Micron, certifying that the conditions set forth in Sections 5.3(A), (B) and (C) have been satisfied;

(C)                                to Intel, a certified copy of the certificate of formation of the Joint Venture Company filed in the office of the Delaware Secretary of State, in a form agreed to between the Parties; and

(D)                               to Intel, a certificate of good standing, dated as of the Closing Date, as to the good standing of the Joint Venture Company.

5.6                                 Closing Deliverables of Intel.  At the Closing, Intel shall deliver or cause to be delivered:

(A)                              to the Joint Venture Company or Micron, as the case may be, each of the Joint Venture Documents to which Intel is a party, duly executed by Intel;

(B)                                to Micron, a certificate of Intel, dated as of the Closing Date and signed by an authorized officer of Intel, certifying that the conditions set forth in Sections 5.4(A), (B) and (C) have been satisfied; and

(C)                                to the Joint Venture Company, Intel’s initial Capital Contribution to the Joint Venture Company as contemplated in Section 2.1(A) of the Operating Agreement.

ARTICLE 6.
INDEMNIFICATION

6.1                                 Survival.

(A)                              Survival of Covenants.  The covenants and agreements of the Parties contained in this Agreement or in any certificates or other writing delivered pursuant hereto or thereto will, unless specifically stated otherwise in this Agreement or certificates or other writings, survive the Closing and the delivery of the Lehi Deed.

(B)                                Survival of Representations and Warranties.  The certifications, representations and warranties made by the Parties to this Agreement (and in the certificates referred to in Section 5.5(B) and Section 5.6(B)) shall survive the Closing until the second anniversary of the Closing Date (except for the representations and warranties contained in Sections 3.2 (I) and (J), which shall survive the Closing and the Delivery of the Lehi Deed until the fourth anniversary of the Closing Date).

6.2                                 Indemnification.

(A)                              Intel will indemnify, defend and hold harmless Micron, Micron’s subsidiaries and the Joint Venture Company and their officers, directors, employees and agents against any and all liabilities, damages, losses, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) (collectively, “Losses”), incurred or suffered by them as a result of  (1) any failure to be true or correct of any representation or warranty made by Intel or any of its officers, directors, employees or agents in this Agreement or any of the certificates or other writings (other than the Joint Venture Documents) delivered at Closing pursuant to this Agreement (where representations and warranties qualified by references to materiality, Material Adverse Effect or Material Adverse Environmental Effect are to be interpreted as though they were not so qualified), provided a claim therefor is asserted no later than sixty (60) days after the end of the survival period therefor, (2) any failure to perform or comply with any covenant or agreement of Intel in this Agreement, or (3) any liabilities, debts, obligations or duties of Intel that are not expressly assumed by the Joint Venture Company under this Agreement or another Joint Venture Document and that are outside the scope of any representation or warranty of Intel that is the subject of the indemnification obligation set forth in Section 6.2(A)(1) ; provided, however, that (x) Intel shall not be liable under Section 6.2(A)(1) until aggregate Losses as a result of such failures exceed $[***], at which point Intel shall be liable only for the amount of such Losses in excess of $[***]; and (y) Intel’s aggregate liability under Section 6.2(A)(1) for Losses that exceed $[***] shall not exceed $[***].  In addition, all of Intel’s indemnification obligations under Section 6.2(A)(1) and 6.2(A)(3) will terminate on the [***] anniversary of the Closing Date.

(B)                                Micron will indemnify, defend and hold harmless Intel, Intel’s subsidiaries and the Joint Venture Company and their officers, directors, employees and agents against any and all Losses incurred or suffered by them as a result of (1) any failure to be true or correct of any representation or warranty made by Micron or any of its officers, directors, employees or agents in this Agreement or any of the certificates or other writings (other than the Joint Venture Documents) delivered at Closing pursuant to this Agreement (where representations and warranties qualified by references to materiality, Material Adverse Effect or Material Adverse Environmental Effect are to be interpreted as though they were not so qualified), provided a claim therefor is asserted no later than sixty (60) days after the end of the survival period therefor, (2) any failure to perform or comply with any covenant or agreement of Micron in this Agreement, (3) any violation of any Environmental Laws arising from or relating to conditions existing or events occurring on any of the Contributed Property or the Micron Retained Property prior to the Closing Date, or (4) any liabilities, debts, obligations or duties of Micron that are not expressly assumed by the Joint Venture Company under this Agreement or another Joint Venture Document and that are outside the scope of any representation or warranty of Micron that is the subject of the indemnification obligation set forth in Section 6.2(B)(1) and outside the scope of the environmental indemnity set forth in Section 6.2(B)(3); provided, however, that (x) Micron shall not be liable under Section 6.2(B)(1) or Section 6.2(B)(3) until aggregate Losses as a result of such failures exceed $[***], at which point Micron shall be liable only for the amount of such Losses in excess of $[***]; and (y) Micron’s aggregate liability under Sections 6.2(B)(1) and Section 6.2(B)(3) for Losses that exceed $[***] shall not exceed $[***].  In addition, all of Micron’s indemnification obligations under Section 6.2(B)(1), Section 6.2(B)(3) and Section 6.2(B)(4) will terminate on the [***] anniversary of the Closing Date.

6.3                                 Procedures.

(A)                              General.  Promptly after the receipt by any Party who or which is entitled to seek indemnification under Section 6.2 (an “Indemnified Party”) of a notice of any Third Party Claim that may be subject to indemnification under Section 6.2, such Indemnified Party shall give written notice of such Third Party Claim to the Party against whom indemnification is sought (the “Indemnifying Party”), stating in reasonable detail the nature and basis of each claim made in the Third Party Claim and the amount thereof, to the extent known, along with copies of the relevant documents received by the Indemnified Party evidencing the Third Party Claim and the basis for indemnification sought.  Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of this indemnification, except if and only to the extent that the Indemnifying Party is actually prejudiced thereby.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.  The Indemnifying Party shall have the right to assume the defense of the Indemnified Party with respect to the Third Party Claim upon written notice to the Indemnified Party delivered within thirty (30) days after receipt of the particular notice from the Indemnified Party.

(B)                                So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith and notified the Indemnified Party in writing thereof, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party shall pay all reasonable costs and expenses of counsel for the Indemnified Party after such time as the Indemnified Party has notified the Indemnifying Party of such Third Party Claim and prior to such time as the Indemnifying Party has notified the Indemnified Party that it has assumed the defense of such Third Party Claim, (ii) the Indemnified Party shall not file any papers or, other than in connection with a settlement of the Third Party Claim, consent to the entry of any judgment without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim (other than a judgment or settlement that is solely for money damages and is accompanied by a release of all indemnifiable claims against the Indemnified Party) without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed).  Whether or not the Indemnifying Party shall have assumed the defense of the Indemnified Party for a Third Party Claim, such Indemnifying Party shall not be obligated to indemnify and hold harmless the Indemnified Party hereunder for any consent to the entry of judgment or settlement entered into with respect to such Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(C)                                In the case of any Third Party Claim where the Indemnifying Party reasonably believes that it would be appropriate to settle such Third Party Claim using equitable remedies (i.e., remedies involving the future activity and conduct of the Joint Venture Company), the Indemnifying Party and the Indemnified Party shall work together in good faith to agree to a settlement; provided, however, that no Party shall be under any obligation to agree to any such settlement.

(D)                               Any Direct Claim by an Indemnified Party against an Indemnifying Party will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of the facts giving rise to such Direct Claim.  Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of this indemnification, except if and only to the extent that the Indemnifying Party is actually prejudiced thereby.  Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail and will indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Party.  The Indemnifying Party will have a period of ten (10) Business Days within which to respond in writing to such Direct Claim.  If the Indemnifying Party does not so respond within such ten (10) Business Day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

6.4                                 Specific Performance.  The Parties agree that irreparable damage will result if this Agreement is not performed in accordance with its terms, and the Parties agree that any damages available under the indemnification provisions or at law for a breach of this Agreement would not be an adequate remedy.  Therefore, the provisions hereof and the obligations of the parties hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for an granted in connection therewith.

6.5                                 Treatment of Indemnification Payments; Insurance Recoveries.  Any indemnity payment under this Article 6 shall be decreased by any amounts actually recovered by the Indemnified Party under third party insurance policies with respect to such Loss (net of any premiums paid by such Indemnified Party under the relevant insurance policy), each Party agreeing (i) to use all reasonable efforts to recover all available insurance proceeds and (ii) to the extent that any indemnity payment under this Article 6 has been paid by the Indemnifying Party to the Indemnified Party prior to the recovery by the Indemnified Party of such insurance proceeds, such amounts actually recovered by the Indemnified Party shall be promptly paid to the Indemnifying Party.

6.6                                 Certain Additional Procedures.  The Indemnified Party shall cooperate and assist the Indemnifying Party in determining the validity of any Third Party Claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  The Indemnified Party shall cooperate in the defense by the Indemnifying Party of each Third Party Claim (and the Indemnified Party and the Indemnifying Party agree with respect to all such Third Party Claims that a common interest privilege agreement exists between them), including by (i) permitting the Indemnifying Party to discuss the Third Party Claim with such officers, employees, consultants and representatives of the Indemnified Party as the Indemnifying Party reasonably requests, (ii) providing to the Indemnifying Party copies of documents and samples of products as the Indemnifying Party reasonably requests in connection with defending such Third Party Claim, (iii) preserving all properties, books, records, papers, documents, plans, drawings, electronic mail and databases relating to matters pertinent to the Third Party Claim and under the Indemnified Party’s custody or control in accordance with such Party’s corporate documents retention policies, or longer to the extent reasonably requested by the Indemnified Party, (iv) notifying the Indemnifying Party promptly of receipt by the Indemnified Party of any subpoena or other third party request for documents or interviews and testimony, and (v) providing to the Indemnifying Party copies of any documents produced by the Indemnified Party in response to or compliance with any subpoena or other third party request for documents.  In connection with any claims, except to the extent inconsistent with the Indemnified Party’s obligations under Applicable Law and except to the extent that to do so would subject the Indemnified Party or its employees, agents or representatives to criminal or civil sanctions, and unless ordered by a court to do otherwise, the Indemnified Party shall not produce documents to a third party until the Indemnifying Party has been provided a reasonable opportunity to review, copy and assert privileges covering such documents.

6.7                                 Remedies.  Prior to the Closing Date, specific performance shall be the Parties’ sole and exclusive remedy under this Agreement, except for breaches of Section 4.7.  From and after the Closing Date, specific performance and the indemnification remedies set forth in Section 6.2 shall be the Parties’ sole and exclusive remedies under this Agreement, except for breaches of Section 4.7.  Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive.

ARTICLE 7.
TERMINATION

7.1                                 Termination.

(A)                              This Agreement may be terminated at any time prior to the Closing:

(1)                                  by either Party if the Closing shall not have been occurred by February 28, 2006; provided, however, that neither Party may terminate this Agreement pursuant to this Section 7.1(A)(1) if the Closing shall not have occurred by such date by reason of the failure of such Party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement;

(2)                                  by the mutual written consent of the Parties;

(3)                                  by Intel, if there has been a breach by Micron of any covenant, representation or warranty contained in this Agreement that has resulted in a Material Adverse Effect or has prevented the satisfaction of any condition to the obligations of Intel, and such breach has not been waived by Intel or cured by Micron, within thirty (30) days after written notice thereof from Intel (or such longer period as is necessary to effect a cure of the breach, so long as Micron diligently attempts to effect a cure throughout such period and such period does not extend beyond February 28, 2006); or

(4)                                  by Micron, if there has been a breach by Intel of any covenant, representation or warranty contained in this Agreement that has resulted in a Material Adverse Effect or has prevented the satisfaction of any condition to the obligations of Micron, and such breach has not been waived by Micron or cured by Intel, within thirty (30) days after written notice thereof from Micron (or such longer period as is necessary to effect a cure of the breach, so long as Intel diligently attempts to effect a cure throughout such period and such period does not extend beyond February 28, 2006).

(B)                                If this Agreement is terminated pursuant to Section 7.1(A), all further obligations of the Parties under this Agreement (other than pursuant to Section 4.7 and Articles 6, and 8, which will continue in full force and effect) will terminate without further liability or obligation of either Party to the other Party hereunder; provided, however, that no Party will be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (1) failure of such Party to have performed its material obligations under this Agreement or (2) any material misrepresentation made by such Party of any matter set forth in this Agreement.

ARTICLE 8.
MISCELLANEOUS

8.1                                 Limitation of Liability.  [***].

8.2                                 Exclusions and Mitigation.  Sections 8.1 and 6.2 will not apply to either Party’s breach of Section 4.7.  Each Party shall have a duty to use reasonable efforts to mitigate damages for which the other Party is responsible.  No Member shall be entitled to recover Losses for the diminution in value of its interest in the Joint Venture Company resulting from any event, circumstance or occurrence for which the Joint Venture Company is pursuing and is entitled to indemnification hereunder for the full amount of its Losses arising from such event, circumstance or occurrence.

8.3                                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given upon (A) transmitter’s confirmation of a receipt of a facsimile transmission, (B) confirmed delivery by a standard overnight carrier or when delivered by hand, (C) the expiration of five (5) Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, or (D) delivery in person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

(A)                              if to Intel:

Intel Corporation
2200 Mission College Blvd.
Mailstop SC4-203
Santa Clara, CA  95054
Attention:  General Counsel
Facsimile:  (408) 653-8050

with a copy to:

Intel Corporation
2200 Mission College Blvd.
Mailstop RN6-46
Santa Clara, CA  95054
Attention:  [***]
Facsimile:  [***]

(B)                                if to Micron:

Micron Technology, Inc.
8000 S. Federal Way
Mail Stop 1-507
Boise, ID  83716
Attn:  General Counsel
Facsimile:  (208) 368-4537

8.4                                 Waiver.  The failure at any time of a Party to require performance by the other Party of any responsibility or obligation required by this Agreement shall in no way affect a Party’s right to require such performance at any time thereafter, nor shall the waiver by a Party of a breach of any provision of this Agreement by the other Party constitute a waiver of any other breach of the same or any other provision nor constitute a waiver of the responsibility or obligation itself.

8.5                                 Assignment.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each Party hereto.  Neither this Agreement nor any right or obligation hereunder may be assigned or delegated by either Party in whole or in part to any other Person, including by operation of law or in connection with any acquisition, merger, or change of control of a Party, without the prior written consent of the nonassigning Party.

8.6                                 Third Party Rights.

(A)                              The Parties agree that the Joint Venture Company shall be a third party beneficiary to the agreements made hereunder by the Parties, and the Joint Venture Company shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights hereunder.

(B)                                Nothing in this Agreement, whether express or implied, is intended or shall be construed to confer, directly or indirectly, upon or give to any Person, other than the Parties hereto and the Joint Venture Company, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or other provision contained herein.

8.7                                 Choice of Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

8.8                                 Jurisdiction; Venue.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in a state or federal court located in Delaware and each of the Parties to this Agreement hereby consents and submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court

8.9                                 Dispute Resolution.

(A)                              All disputes between the Parties over a purported breach of this Agreement (each, a “Dispute”), shall be resolved as follows:  the Parties shall first submit the matter to the chief executive officers (or other senior executives officers) of each of the Parties by providing notice of the Dispute to the Parties.  The chief executive officers (or other senior executives officers) shall then make a good faith effort to resolve the Dispute.  If they are unable to resolve the Dispute within ten (30) days of receiving notice of the Dispute (during which thirty-day period, the chief executive officers (or other senior executive officers) shall seek in good faith to hold at least three (3) meetings at which they shall make a good faith effort to resolve the Dispute), then a civil action with respect to the Dispute may be commenced, but only after the matter has been submitted to JAMS for mediation as contemplated by Section 8.9(B).

(B)                                If there is a Dispute, either Party may commence mediation by providing to JAMS and the other Party a written request for mediation, setting forth the subject of the Dispute and the relief requested. The Party will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The Parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either Party may seek equitable relief prior to the mediation to preserve the status quo pending the completion of that process. Except for such an action to obtain equitable relief, neither Member may commence a civil action with respect to a Dispute until after the completion of the initial mediation session, or 45 days after the date of filing the written request for mediation, whichever occurs first. Mediation may continue after the commencement of a civil action, if the Parties so desire. The provisions of this Section may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the Party against whom enforcement is ordered.

8.10                           Headings.  The headings of the Articles and Sections in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof.

8.11                           Entire Agreement.  This Agreement, together with the Appendices and Schedules hereto and the agreements and instruments expressly provided for herein, constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the Parties hereto with respect to the subject matter hereof.

8.12                           Severability.  Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in full force in all other respects.  Should any provision of this Agreement be or become ineffective because of changes in Applicable Laws or interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby.  If such circumstances arise, the Parties hereto shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by Applicable Law.

8.13                           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.14                           Expenses.  Whether or not the transactions contemplated by this Agreement are ultimately consummated, each Party shall bear its own costs and expenses in connection with the negotiation, execution and delivery of this Agreement and the Joint Venture Documents.

8.15                           Certain Interpretive Matters.

(A)                              Unless the context requires otherwise, (1) all references to Sections, Articles or the Appendix are to Sections, Articles or the Appendix of or to this Agreement,  (2) words in the singular include the plural and visa versa, (3) the term “including” means “including without limitation,” and (4) the terms “herein,” “hereof,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual section or portion hereof.  All references to “$” or dollar amounts will be to lawful currency of the United States of America.  All references to “$” or dollar amounts shall be to precise amounts and not rounded up or down.  All references to “day” or “days” will mean calendar days.

(B)                                No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or such provision.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.

INTEL CORPORATION

By:	/s/ ARVIND SODHANI

Print Name: Arvind Sodhani

Title:	Senior Vice President, Intel Corporation
President, Intel Capital

MICRON TECHNOLOGY, INC.

By:	/s/ STEVEN R. APPLETON

Print Name: Steven R. Appleton

Title: Chief Executive Officer and President

THIS IS THE SIGNATURE PAGE FOR THE MASTER AGREEMENT ENTERED
INTO BY AND BETWEEN INTEL CORPORATION AND MICRON TECHNOLOGY,
INC.

APPENDIX A

MASTER AGREEMENT

DEFINITIONS

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly, including through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Annexation and Development Agreement” means the Annexation and Development Agreement, dated as of June 13, 1995, between Micron and Lehi City, and any amendments thereto.

“Applicable Law” means any laws, statutes, rules, regulations, ordinances, orders, codes, arbitration awards, judgments, decrees or other legal requirements of any Governmental Entity.

“Assigned Contracts” means the contracts to be assigned by Micron to the Joint Venture Company under one or more assignment and assumption agreements duly executed by Micron, as referred to on Schedule 2.4 of the Master Agreement Disclosure Letter.

“Bilateral Agreements” shall have the meaning set forth in Section 2.2 of this Agreement.

“Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banking institutions in the State of New York are authorized or required by Applicable Law to be closed.

“Capital Contribution” shall have the meaning set forth in the Operating Agreement.

“Closing” shall have the meaning set forth in Section 5.1 of this Agreement.

“Closing Date” means the date on which the Closing occurs.  For purposes of this Agreement and the other agreements and instruments referenced herein, the Closing shall be deemed to have occurred at 11:59 p.m. on such date.

“CNDA” means the Corporate Non-Disclosure Agreement No. [***], dated as of [***], between Micron and Intel.

“Commission” means the United States Securities and Exchange Commission.

“Competition Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other domestic or foreign Applicable Laws issued by a domestic or foreign Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Contractual Obligations” means any promise, commitment or understanding between Micron and any Governmental Entity or any third party relating to the Contributed Real Property, the Micron Retained Property, or the Other Contributed Property.

“Contributed Land” means the Lehi Site.

“Contributed Real Property” means the Lehi Site and the MTV Site.

“Direct Claim” means any claim, demand, lawsuit, complaint, cross-complaint or counter-complaint, arbitration, opposition, cancellation proceeding, or other legal or arbitral proceeding of any nature, brought in any court, tribunal or judicial forum anywhere in the world, regardless of the manner in which such proceeding is captioned or styled brought by any Party, or their respective subsidiaries, officers, directors, employees or agents.

“Dispute” shall have the meaning set forth in Section 8.9(A) of this Agreement.

“Economic Development Agreement” means the Economic Development Agreement, dated as of May 16, 1997, between Micron and the Redevelopment Agency of Lehi City, and any amendments thereto.

“Environmental Laws” means any and all laws, statutes, ordinances, rules, regulations, orders or binding determinations of any Governmental Entity pertaining to the environment in any and all jurisdictions in which any of the Contributed Real Property is located, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, any state laws pertaining to the handling of wastes or the use, maintenance, and closure of pits and impoundments, and other environmental conservation or protection laws.

“Environmental Permits” shall have the meaning set forth in Section 3.2(J)(3) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“[***] Budget” shall have the meaning set forth in the Operating Agreement.

“Facilities Company” shall have the meaning set forth in the Operating Agreement.

“Facilities Company Employee Non-Solicitation Period” means the period commencing as of the Closing Date and ending: (a)(i) with respect to a Party electing to purchase a given Facilities Company pursuant to Article 13 of the Operating Agreement, on the date that such Party provides written notice of its election to acquire such Facilities Company pursuant to such Article 13, and (ii) with respect to the other Party, [***] following such date; or (b) if neither Party elects to purchase a given Facilities Company pursuant to Article 13 of the

Operating Agreement, on the date that such Facilities Company is sold or the assets thereof disposed of pursuant to Section 13.11 of the Operating Agreement.

“Facility Employee Non-Solicitation Period” means the period commencing as of the Closing Date and ending: (a)(i) with respect to a Party electing to purchase a given Facility that is part of a Facilities Company that owns more than one Facility and its Associated Assets pursuant to Article 13 of the Operating Agreement, on the date that such Party provides written notice of its election to acquire such Facility pursuant to such Article 13, and (ii) with respect to the other Party, [***] following such date; or (b) if neither Party elects to purchase a given Facility pursuant to Article 13 of the Operating Agreement, on the date that such Facility is sold or the assets thereof disposed of pursuant to Section 13.11 of the Operating Agreement.

“Governmental Entity” means any governmental authority or entity, including any agency, board, bureau, commission, court, municipality, department, subdivision or instrumentality thereof, or any arbitrator or arbitration panel.

“Hazardous Substances” means any asbestos, any flammable, explosive, radioactive, hazardous, toxic, contaminating, polluting matter, waste or substance, including any material defined or designated as a hazardous or toxic waste, material or substance, or other similar term, under any Environmental Laws in effect or that may be promulgated in the future.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” shall have the meaning set forth in Section 6.3(A) of this Agreement.

“Indemnifying Party” shall have the meaning set forth in Section 6.3(A) of this Agreement.

“Initial Business Plan” shall have the meaning set forth in the Operating Agreement.

“Intel” shall have the meaning set forth in the preamble to this Agreement.

“Intel Agreements” shall have the meaning set forth in Section 2.3 of this Agreement.

“Intel Executive Officer” shall have the meaning set forth in the Operating Agreement.

“Interest” means a membership interest in the Joint Venture Company, including any and all benefits to which a member of the Joint Venture Company may be entitled under the Operating Agreement and the obligations of a member under the Operating Agreement.

“JAMS” means Judicial Arbitration and Mediation Services.

“Joint Venture Company” shall have the meaning set forth in the Recitals to this Agreement.

“Joint Venture Company Non-Solicitation Period” means the period commencing as of the Closing Date and ending upon the occurrence of a Liquidating Event.

“Joint Venture Documents” means any or all of this Agreement, the Pre-Existing and Contemporaneously Executed Agreements, the Bilateral Agreements, the Trilateral Agreements, the Intel Agreements and the Micron Agreements.

“Lehi Deed” means that certain Special Warranty Deed in the form attached to the Lehi Lease.

“Lehi Land” means the Lehi Property as that term is defined in the Lehi Lease.

“Lehi Lease” means that certain Lehi Pre-Subdivision Lease with Agreement to Deed between Micron, as lessor, and the Joint Venture Company, as lessee, referred to on Schedule 2.4 of the Master Agreement Disclosure Letter.

“Lehi Site” means the Lehi Contributed Property as that term is defined in the Lehi Lease.

“Lien” means any lien, mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, interest, option, charge or other restriction or limitation of any nature whatsoever.

“Liquidating Event” shall have the meaning set forth in the Operating Agreement.

“Losses” shall have the meaning set forth in Section 6.2(A) of this Agreement.

“Master Agreement Disclosure Letter” means the disclosure letter, as agreed to between the Parties as of the date hereof, containing the Schedules required by the provisions of this Agreement.

“Material Adverse Effect” means (i) a material adverse effect on the business, results of operations, financial condition or prospects of a Party and its subsidiaries, taken as a whole, or of the Joint Venture Company, or (ii) any change or effect that prevents or materially impedes or delays the consummation of the transactions contemplated by this Agreement and the Joint Venture Documents and the other transactions contemplated hereby and thereby, all taken as a whole; provided, that changes and effects attributable to changes in Applicable Law of general applicability or interpretations thereof by courts or Governmental Entities shall not be deemed, either alone or in combination, to constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect.

“Material Adverse Environmental Effect” means any environmental release, discharge, or contamination, or any injunction, cease and desist order, show cause order, or other administrative or judicial order issued under any Environmental Laws, which has resulted in, or is reasonably likely to result in, (1) a fine or penalty in excess of $[***], or (2) damages to the Joint Venture Company or to Micron in excess of $[***].

“Member” or “Members” means one or both members of the Joint Venture Company.

“Micron” shall have the meaning set forth in the preamble to this Agreement.

“Micron Agreements” shall have the meaning set forth in Section 2.4 of this Agreement.

“Micron Contributed Assets” shall have the meaning set forth in Section 2.6(B) of this Agreement.

“Micron Executive Officer” shall have the meaning set forth in the Operating Agreement.

“Micron Retained Property” means the Landlord’s Retained Property, as that term is defined in the Lehi Lease.

“MTV Lease” means that certain MTV Lease Agreement between Micron, as lessor, and the Joint Venture Company, as lessee, referred to on Schedule 2.4 of the Master Agreement Disclosure Letter.

“MTV Site” means the Property as that term is defined in the MTV Lease.

“Micron Title Insurance Policies” shall have the meaning set forth in Section 3.2(G)(8).

“Municipal Services Agreements” shall have the meaning set forth in the Lehi Lease.

“NAND Flash Memory Product” shall have the meaning set forth in the Operating Agreement.

“[***] Budget” shall have the meaning set forth in the Operating Agreement.

“[***] Group” shall have the meaning set forth in Section 4.13(F) of this Agreement.

“Operating Agreement” means that certain Limited Liability Company Operating Agreement of IM Flash Technologies, LLC between Micron and Intel referred to on Schedule 2.2 of the Master Agreement Disclosure Letter.

“Order” shall have the meaning set forth in Section 5.2(A) of this Agreement.

“Other Contributed Property” means all tangible personal property identified to be transferred pursuant to a bill of conveyance, as referenced in Schedule 5.3(H) of the Master Agreement Disclosure Letter, conveying to the Joint Venture Company tangible personal property located at the Lehi Site.

“Party” means Intel or Micron individually and “Parties” means Intel and Micron collectively.

“Permitted Liens” shall have the meaning set forth in Section 3.2(G)(3) of this Agreement.

“Person” or “Persons” means any natural person and any corporation, firm, partnership, trust, estate, limited liability company or other entity resulting from any form of association.

“Pre-Existing and Contemporaneously Executed Agreement” shall have the meaning set forth in Section 2.1 of this Agreement.

“Product Designs Development Agreement” means that certain Product Designs Development Agreement between Intel, as owner, and Micron, as developer referred to on Schedule 2.2 of the Master Agreement Disclosure Letter.

“Products” shall have the meaning set forth in the Operating Agreement.

“Real Property Contracts” shall have the meaning set forth in Section 3.2(F)(1) of this Agreement.

“Sharing Interest” shall have the meaning set forth in the Operating Agreement.

“Supply Agreements” shall have the meaning set forth in the Operating Agreement.

“Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, customs, duties or other type of fiscal levy and all other taxes, governmental fees, registration fees, assessments or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts imposed or assessed with respect thereto.

“Third Party Claim” means any claim, demand, lawsuit, complaint, cross-complaint or counter-complaint, arbitration, opposition, cancellation proceeding, or other legal or arbitral proceeding of any nature, brought in any court, tribunal or judicial forum anywhere in the world, regardless of the manner in which such proceeding is captioned or styled brought by any Person, other than Intel or Micron or any of their subsidiaries or their officers, directors, employees or agents (in their capacities as such).

“Transfer” shall have the meaning set forth in the Lehi Lease.

“Trilateral Agreements” shall have the meaning set forth in Section 2.5 of this Agreement.

“Water Rights” means all of Micron’s right, title and interest in and to Water Right Nos. 55-8976 (A31540) (a19136), 55-8981 (A32648) (a19136), and 55-9159 (A70333), all as reflected in the records of the Utah State Engineer, Division of Water Rights.

“Water System” means, all presently constructed wells, wellheads and well houses, tanks (including without limitation process and fire water tanks), reservoirs, fire protection and irrigation systems, metering and telemetry equipment, pumps, sumps, water lines, electric power supply equipment and all other associated equipment situated on, over or beneath the Lehi Land for use in connection with the diversion, carriage or delivery of the Water Rights, except such items as are owned by the City of Lehi.